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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF PERKINS COIE LLP]

                                October 2, 2000


Avista Corporation
1411 East Mission Avenue
Spokane, WA  99202

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Avista Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("the Act"), with respect to 2,500,000 shares of Common Stock, no par value, of the Company (the "Shares"). The Shares may be issued pursuant to the Company's 2000 Non-Officer Employee Long-Term Incentive Plan (the "Plan"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, and the genuineness of all signatures.

     Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plan, upon the due execution by the Company and the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   PERKINS COIE LLP